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                                                                    Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 (to be filed on or about November 17, 1997) of our report, which includes an explanatory paragraph related to substantial doubt about the ability of Resource Management International, Inc. and Subsidiaries to continue as a going concern, dated July 31, 1997, on our audits of the consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of operations, stockholders' equity, and cash flows for the years then ended of Resource Management International, Inc. and Subsidiaries, which report is included on Form 8-K (filing for The Metzler Group, Inc.), dated August 12, 1997; of our report dated July 31, 1997, except for Notes 2, 6 and 10 for which the date is October 10, 1997, on our audit of the consolidated balance sheet as of December 31, 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for the year then ended of Resource Management International, Inc. and Subsidiaries, which report is included on Form 8-K/A (filing for The Metzler Group, Inc.), as amended, dated October 21, 1997; and the inclusion of our report dated February 29, 1996, on our audits of the consolidated balance sheets as of December 31, 1995 and 1994, and consolidated statements of operations, stockholders' equity, and cash flows for the years then ended of Resource Management International, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption "Experts".

                                        Cooper & Lyband L.L.P.

Sacramento, California
November 17, 1997